UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 26, 2008

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

245 Riverside Avenue, Suite 500, Jacksonville, Florida		32202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-301-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

The Company has implemented a restructuring plan designed to further align employee headcount with the Company’s projected workload. The Company has eliminated approximately 30 employee positions and has accelerated the termination dates of approximately 10 employees included in previously announced restructurings. The Company completed its communication of the restructuring plan to its employees on June 26, 2008.

The Company expects to take a charge to earnings of approximately $3.3 million in connection with the current restructuring plan (which includes the previously announced severance payments to the Company’s former Executive Vice President and Chief Strategy Officer). Approximately $2.3 million of the total charges are expected to be incurred in the second quarter of 2008 and the remaining charges will be incurred in the third quarter of 2008. The charges are termination benefits to employees. Approximately $3.0 million of the total charges are expected to be future cash expenditures payable by the Company, and approximately $0.3 million of the total charges are expected to be credits to participants’ pension plan accounts funded by the Company’s pension plan assets.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

June 26, 2008	By:	/s/ William S. McCalmont

Name: William S. McCalmont
Title: Chief Financial Officer